Exhibit 10.25
BUSINESS FINANCING MODIFICATION AGREEMENT
This Business Financing Modification Agreement is entered into as of April 9, 2008, by and between CANEUM, INC., a Nevada corporation, and TIER ONE CONSULTING INC., a California corporation (jointly and severally “Borrower”) and Bridge Bank, National Association (“Lender”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated January 24, 2007, by and between Borrower to Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.
Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents”.
2. DESCRIPTION OF CHANGE IN TERMS.
A.	Modification(s) to Business Financing Agreement:

1)	The following definitions in Section 1.1 are hereby amended as follows:
“Credit Limit” means $1,500,000.
Subsection (m) of the defined term “Eligible Receivable” is amended as follows:
(m) The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 45% of Borrower’s aggregate dollar amount of all outstanding Receivables;
“Facility Fee” means a fee of $15,000, due on the date of this Business Financing Modification Agreement and annually thereafter.
“Finance Charge Percentage” means a rate per year equal to Prime Rate plus 2.00%, plus an additional 5.00(%) percentage points, during any period that an Event of Default has occurred and is continuing.
“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Wall Street Journal on the next succeeding business day. The Prime Rate shall at no event be less than 5.25%.
“Termination Date” means April 8, 2009.
2)	The following subsection shall be inserted into Section 7 entitled “Miscellaneous Provisions”:
(p) Not deviate more than 15% from the board approved operating projections with respect to net loss/income, to be measured on a quarterly basis beginning with the quarter ended September 30, 2008. Borrower may add back non-cash expenses when measuring net income, provided however, such non-cash expenses shall not exceed $275,000 per quarter.
3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
4. PAYMENT OF THE ANNUAL FACILITY FEE. Borrower shall pay Lender a fee in the amount of $15,000 (the “Facility Fee”) plus all out-of-pocket expenses.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.
6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.
7. CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon payment of the Facility Fee.
8. COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:	LENDER:

CANEUM, INC.	BRIDGE BANK, NATIONAL ASSOCIATION

By:	By:

Name:	Name:

Title:	Title:

TIER ONE CONSULTING INC.

By:

Name:

Title:

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